Exhibit 1.01

Draft Form SD

1. Introduction

Cubic Corporation (“Cubic”) is a leading international provider of cost-effective systems and solutions addressing the mass transit and global defense markets’ most pressing challenges.  We have significant transportation and defense industry expertise which, combined with our innovative technology capabilities, contributes to our leading positions with our customers.  Cubic exceeded $1.4 billion in sales in fiscal year ending September 30, 2015.

Cubic’s manufacturing processes use a wide array of products which may contain tin, tantalum, tungsten, or gold (collectively known as “3TG”). As these materials are necessary to the functionality of many Cubic’s products , our company is dedicated to tracing the origin of these metals.  Cubic is working to ensure our sourcing practices do not support conflict or human rights abuses in the Democratic Republic of the Congo (“DRC”) and surrounding areas (collectively with the DRC, the “Covered Countries”).  Cubic’s statement on supply chain responsibility can be found here: http://www.cubic.com/About-Us/Corporate-Responsibility.

2015 was a year of improvement and investment in Cubic’s supply chain compliance processes.  Cubic established a Procurement Administration function in its Tullahoma, TN facility. We have a Procurement Administrator committed full time to work on conflict minerals and other supply chain compliance initiatives. The Procurement Administrator, and a Senior Counsel based in San Diego, CA now comprise the heart of Cubic’s Conflict Minerals Team.  This team conducts due diligence on Cubic’s supply chain, engages with suppliers, and develops Cubic’s policies and procedures on supply chain transparency.

Cubic has also joined SAP’s Product Stewardship Network (“PSN”) to help with the automation of certain supply chain diligence and compliance functions.  WE have engaged PricewaterhouseCoopers to assist us in the creation of a “Conflict Minerals Playbook,” to document Cubic’s processes and procedures from initial product and supplier scoping to supplier engagement and follow-up.

2. Conflict Minerals Disclosure

During year 2015, Cubic and its subsidiary companies have manufactured or contracted to manufacture products for which 3TG is necessary to the functionality or production. Based on a reasonable country of origin inquiry (“RCOI”) and subsequent due diligence, we have concluded in good faith that Cubic does not have concrete findings on whether its sourcing practices directly or indirectly funded armed groups in the Covered Countries.

Cubic’s RCOI employed a combination of measures to determine whether the necessary 3TG in Cubic’s products originated from the Covered Countries.  Cubic’s RCOI methods are discussed in Section 3 of this disclosure.  As a result of these findings, Cubic has exercised and continues to exercise due diligence on the source and chain of custody of those minerals in a manner that conforms to a nationally or internationally recognized due diligence framework. Cubic hereby submits a Conflict Minerals Report as the attached Exhibit 1.01, as required by Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”).

As a result of the RCOI described herein, 416 of the 735 suppliers who were included in Cubic’s RCOI process (approximately 57%) provided a response to the supply chain survey.  Of those 416 responding suppliers, many provided incomplete responses and/or indicated that their investigative efforts were still ongoing.  However, only 3 suppliers did not respond to the crucial question as to whether the 3TG’s originated from the Covered Countries with respect to at least one of the conflict minerals.  This is a vast improvement over last year’s filing where 163 suppliers failed to answer those key questions.  Of those who did answer that question: (i) 48 suppliers reported that the origin of necessary tantalum was unknown; (iii) 63 suppliers reported that the origin of necessary tin was unknown; (iv) 69 suppliers reported that the origin of necessary gold was unknown; and (v) 40 suppliers reported that the origin of necessary tungsten was unknown.

Information Gathering Challenges and Other Difficulties

Full and complete identification of smelters continues to present a difficulty for us and our suppliers.  For example, only 116 suppliers stated that they had identified all smelters in their supply chain for at least one of the 3TG minerals.  The table below shows the number of suppliers who stated that their products contain the stated minerals against the number of suppliers who were able to state that all smelters for that mineral were identified:

Mineral	Suppliers who stated that their products contain said mineral	Suppliers who stated that their products contain said mineral and “All smelters identified” for said mineral
Tantalum	105	33
Tin	208	102
Gold	186	90
Tungsten	96	33

Incomplete smelter identification is most problematic where sourcing from the Covered Countries is concerned. Cubic has subjected any supplier reporting connections to the Covered Countries to increased scrutiny, including follow-up inquiries about sourcing and requests by us to engage specific lower-tier suppliers to provide more detailed information.

52 of our suppliers reported that at least one of the 3TGs in their products originated from the Covered Countries.  After performing diligence on the smelter information provided by these suppliers, we discovered that the minerals were sourced and processed by CFSI-certified smelters where smelters were identified.  However, only 23 suppliers stated that all smelters in their supply chain were identified.  This suggests a potential risk of indirect funding of armed conflict in the Covered Countries and triggered our supplemental diligence on the remainder of the suppliers and their respective supply chains.  The table below indicates the number of suppliers reporting 3TG originating in the Covered Countries versus the number of smelters who were able to identify all smelters in their respective supply chains:

Mineral	Suppliers with minerals originating in the Covered Countries	Suppliers who stated “All smelters identified”
Tantalum	26	9
Tin	49	23
Gold	24	9
Tungsten	24	7

We also experienced several miscellaneous difficulties in obtaining supplier information. For example, 1 supplier threatened a price increase if forced to comply with our request (but after further discussions did provide us its CMRT, no price increase required). 7 suppliers were unwilling to use the SAP PSN. Another 15 sent us letters stating that their status as distributors meant they were exempt from the requirement and did not need to help us further. 7 suppliers gave us what we considered sub-standard information, but upon further discussion and engagement, now have a plan in place to improve over the next few years. Another 21 suppliers said they would provide us information and did not, despite repeated follow-up.

We recognize these struggles are not unique to Cubic.  Nevertheless, Cubic continues to learn important lessons about supplier engagement and how to motivate its supplier base to transparency and compliance.  We plan to use this knowledge to improve supplier engagement going forward (as discussed in the following section).

The Bottom Line

Of Cubic’s 735 in-scope suppliers: 83 claimed to use all four conflict minerals, and of those 83 suppliers, 18 were able to identify all of the smelters in their supply chain; 92 stated (incorrectly) that none of the products sold contain 3TG; and 112 were able to identify the mineral country of origin for at least one metal in their supply chain.

That uncertainty, in combination with the large number of suppliers who provided incomplete smelter information (as discussed above) or uncertain responses, or who indicated that their sourcing investigation was ongoing but incomplete, renders Cubic unable to determine with certainty whether its sourcing practices directly or indirectly funded armed groups in the Covered Countries.  However, we see indications that supplier attitudes are changing for the better.  For the 118 suppliers that stated “Conflict minerals were present, origin not in Conflict Countries” for at least one mineral, only a small minority (6) provided no smelter data.  This statistic appears to indicate not only diligence, but also thoughtful submission of the industry-standard Conflict Minerals Reporting Template (“CMRT”) to us.

Despite moderate improvements in supplier response rates and the quality of those responses over the past two years, Cubic still does not consider its response rate of 57% and quality of the information provided by its suppliers to be adequate for our diligence and compliance purposes.  We have developed a plan in accordance with the first step of the OECD guidance to increase the supplier response rate as and information quality.  This will be accomplished by providing training to our suppliers on diligence measures and targeted supplier communications.  We believe that by strengthening our engagement with our suppliers, we will improve the quality of the information we obtain. This will benefit Cubic’s due diligence and increase visibility into our supply chain.

A description of the measures Cubic took to exercise due diligence on the source and chain of custody on its conflict minerals is provided in the Conflict Minerals Report attached hereto as Exhibit 1.01.

In accord with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), Cubic has filed this Specialized Disclosure Form (“Form SD”) and the associated Conflict Minerals Report, and made these documents available on its website at http://www.cubic.com/About-Us/Corporate-Responsibility.

3. Cubic’s Reasonable Country of Origin Inquiry

To begin the Reasonable Country of Origin Inquiry for this reporting year, Cubic’s Procurement Administrator collected spend reports and purchasing data from each applicable subsidiary company in October of 2015; these subsidiaries are Cubic Defense Applications, Inc.; Cubic Simulations Systems, Inc.; Cubic Defence New Zealand Limited; Cubic Transportation Systems, Inc., and DTECH Labs, Inc.

Each subsidiary list was converted to a standard format containing various pieces of information pertaining to vendors, commodities, and cost and combined into a master list.  The master list was then filtered using four qualifiers: (1) material group, which uses codes to designate commodities, and those not containing or not suspected to contain 3TG are then filtered out; (2) business nature, where businesses are filtered out if they do not provide Cubic with in-scope products; (3) item description, where items are reviewed individually if their codes do not indicate either way whether 3TG is present; and (4) general ledger (G/L) codes to determine whether parts purchased are used internally or manufactured and sold in Cubic’s products.

After the master list was filtered, Cubic cleansed the data by removing duplicate supplier information and errors in email addresses, and adding email addresses for any suppliers with missing contact information.  After the data filtering and cleansing process was complete, Cubic identified 735 unique suppliers.

Cubic then grouped suppliers into three separate groups based on risk level.  Risk levels were assigned to suppliers based on spend or purchase order line item count, as well as based on a word search for any words signifying the potential presence of conflict minerals, such as “electronics,” “electrical,” “technology,” “computers,” and other similar words.  Risk Level 1 is comprised of high spend or high count suppliers; Risk Level 2 is medium spend or medium count suppliers (and not Risk 1 based on word identifiers); and Risk Level 3 is low spend or low count suppliers (again, which are not Risk 1 based on word identifiers).  This risk grouping allowed Cubic to configure and trigger notifications and customize different notifications to suppliers and prioritize responses within certain groups of suppliers.

In November of 2015, Cubic held a training session on the use of the PSN, which is essentially a portal where companies and their suppliers can connect and exchange information.  Shortly thereafter, Cubic uploaded its supplier list to the PSN.  Through the PSN, we sent out invitation requests and connection requests (depending on whether the supplier was already registered with the PSN) to all suppliers, and requested their cooperation in reporting their conflict minerals sourcing on the industry standard Conflict Minerals Reporting Template (CMRT) provided by the EICC (Electronic Industry Citizenship Coalition).

Cubic configured escalating follow-up requests to be sent within the PSN to suppliers who were nonresponsive in after one week of no action by the supplier, and then again two weeks after any further lack of response.   The two week notification contained information regarding the potential consequences of non-compliance with Cubic’s request (e.g., discontinuing relationship with the non-compliant supplier).

As a result of these contacts, Cubic received a total of 416 responses.  312 suppliers (approximately 75%) provided the information in the form of the industry-standard CMRT.  We requested that suppliers submit their forms in the most recent revision of this form (4.01a/b).  Despite this request, we still received 5 forms in PDF format and 23 in prior CMRT versions below 4.0.  The remaining suppliers complied by submitted their CMRTs in version 4.0 or higher.

The table below illustrates the breakdown of Cubic’s responses containing a CMRT:

Contains 3TG from DRC	Does not contain 3TG from DRC	3TG Source Unknown	No Conflict Minerals Present
Tantalum
25	31	48	206
Tin
47	96	63	104
Gold
22	93	69	125
Tungsten
23	32	40	215

EXHIBIT 1.01
CONFLICT MINERALS REPORT

I. Cubic’s Exercise of Due Diligence Under the OECD Guidance.

Cubic’s due diligence process is modeled after the 3rd Edition of The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains, Supplements on Tin, Tantalum, Tungsten, and Gold (“OECD Guidance”).  The OECD framework highlights the importance of risk assessment and mitigation, supplier and smelter engagement, and the identification of red flags in the supply chain.

Due to the high non-response or incomplete response rate of several Cubic suppliers coupled with Cubic’s downstream position in the supply chain, Cubic has relied heavily on industry initiatives, such as the EICC’s CMRT and its membership in the Conflict Free Sourcing Initiative’s (“CFSI”) Conflict-Free Smelter Program, in order to ascertain the origin of the minerals in the components Cubic purchases.  Cubic plans to increase its participation in these industry efforts in order to facilitate greater transparency and more open communication from mine to manufacturer.

A.            Strong Company Management Systems.

Cubic has adopted a supply chain policy entitled Corporate Social Responsibility in Supply Chain Management which is based on the OECD Model Supply Chain Policy.  This policy sets forth Cubic’s commitment to avoiding doing business with any company sourcing from the DRC or otherwise contributing to armed conflict or human rights abuses anywhere in the world.  It also sets forth a summary of Cubic’s diligence process as detailed below:

I.         PURPOSE

Cubic Corporation recognizes the significant adverse impacts which may be associated with procuring minerals or goods containing minerals extracted from conflict-affected and high-risk areas.  As a responsible corporate citizen, we must respect human rights and not contribute to global conflict in the way we do business.  Cubic has developed this policy on Corporate Responsibility in Supply Chain Management to set forth its commitment to refrain from any action that contributes to the financing of conflict or that supports or encourages unlawful labor practices, and to comply with relevant United Nations sanctions resolutions (or, where applicable, domestic laws implementing such resolutions).

II.        SCOPE

This Policy is applicable to all Cubic companies.

III.      POLICY

A.                       Serious Abuses in the Trade of Minerals and Risk Management

Cubic will neither tolerate, nor by any means profit from, contribute to, assist with, or facilitate the commission by any party of:

1.              any forms of torture, cruel, inhuman, and degrading treatment;

2.              any forms of forced or compulsory labor, which means work or service which is exacted from any person under the menace of penalty and for which said person has not offered himself or herself voluntarily;

3.              any forms of child labor;

4.              other gross human rights violations and abuses such as widespread sexual violence;

5.              war crimes or other serious violations of international humanitarian law, crimes against humanity, or genocide.

We will immediately suspend or discontinue engagement with any supplier where we identify a reasonable risk that it is sourcing from, or linked to, any party committing serious abuses as defined in this paragraph.

B.                       Direct or Indirect Support to Non-State Armed Groups and Risk Management

Cubic will not tolerate any direct or indirect support to non-state armed groups through the extraction, transport, trade, handling, or export of minerals.

“Direct or indirect support” includes, but is not limited to, procuring minerals from, making payments to or otherwise providing logistical assistance or equipment to, non-state armed groups or their affiliates who:

1.              Illegally control mine sites or otherwise control transportation routes, points where minerals are traded, and upstream actors in the supply chain; or

2.              Illegally tax or extort money or minerals at points of access to mine sites, along transportation routes or at points where minerals are traded; or

3.              Illegally tax or extort intermediaries, export companies, or international traders.

We will immediately suspend or discontinue engagement of any supplier where we identify a reasonable risk that they are sourcing from, or linked to, any party providing direct or indirect support to non-state armed groups as defined in this paragraph.

C.                       Supply Chain Diligence

Cubic’s manufacturing operations often require the use of components containing tantalum, tin, tungsten, and gold (“3TG”).  Regardless of their country of origin, these minerals are known as “conflict minerals.” Cubic strives to procure components that are not manufactured using conflict minerals that directly or indirectly fund non-state armed groups.

To achieve this goal, Cubic has implemented procedures to conduct diligence on and analyze its supply chain.  This diligence includes periodic supplier visits, conducting an onsite Supplier Business Survey with questions on supply chain compliance, and annual country of origin inquiries.  These inquiries consist of contacting Cubic’s suppliers of components containing 3TG and inquiring as to the country of origin of their component parts.  Cubic maintains this information in a database so it can easily ascertain whether a certain supplier provides conflict-free components to Cubic.

Cubic also requires suppliers to supply conflict-free materials to Cubic, and to provide records evidencing the conflict-free status of the materials upon our request.

As Cubic continues to improve its supply chain processes, Cubic has amended and improved its policy to reflect current best practices in fuller detail in accordance with OECD guidance and its policy is publicly available on its website.  Cubic is also in the process of amending its terms and conditions corporate-wide to require our suppliers to source only from conflict-free smelters and mines, and to provide us confirming information upon request.

In accordance with the OECD Guidance, Cubic has assigned senior level representatives from procurement and legal to jointly run its Conflict Minerals Team.  Part of the Team’s legal function is to periodically report to the Board to outline current status of RCOI, diligence, and overall compliance efforts.  Nevertheless, Cubic strives to improve its communication processes and ensure availability of resources to support the Conflict Minerals Team and its overall supply chain compliance efforts.  Cubic began to engage suppliers in advance of the finalization of Rule 13p-1, and will continue to solidify supplier engagement and communication processes

As an example of these efforts, Cubic is currently consolidating suppliers and building closer relationships with fewer suppliers, rather than employing a vast network of “impersonal” ones.  As mentioned above, we offered training to our suppliers on the use of the PSN and its utility for uploading CMRTs to share with their customers.  Further training on supply chain diligence is planned for the next reporting year.

Cubic has also created an internal video for our employees, which we released on May 29, 2016.  The video describes Cubic’s process and stance on supply chain transparency (namely, that sourcing responsibly and ethically is the right thing to do).  We have established a dedicated email address for employee questions or concerns on conflict minerals, and included that email address in the video.  Senior management’s goal is to create and maintain awareness around conflict minerals and supply chain transparency generally, and to continue to live our core value of “Doing The Right Thing” in all procurement activities.

B.            Identifying and Assessing Risks in the Supply Chain.

Cubic has historically encountered considerable difficulty in identifying upstream suppliers in its supply chain. This is because Cubic purchases many components necessary to its products from large distribution companies which are not subject to Rule 13p-1.  Those distribution companies often purchase their stock of components from other distributors, and chain of custody and origin information is not being passed through the distribution network.

Cubic identified 735 direct suppliers falling within the scope of its RCOI.  As mentioned previously, Cubic received 416 responses to its requests for information, many of which identified smelters and refiners in our supply chain.  We have relied on these responses to inform us about the origin of the minerals in the components we buy, and we have been encouraged by the number of Conflict Free Smelters which appeared in the CRMT forms we received, as set forth in section III below.

This reporting year, Cubic was in a much better position to identify and assess supply chain risks due to our newly created Conflict Minerals Playbook, created with the assistance of PricewaterhouseCoopers.  The Playbook contains lists of identifiable red flags that require follow up and the level and nature of the risk each red flag presents.

We also integrated the use of a risk table based on the Conflict Minerals Rule itself, the CFSI audit protocols and procedures, the United States Geological Survey, and the OECD guidance for a holistic approach to risk assessment for smelters based on the location of the smelter and the mineral at issue.  It was no small task; beginning in October of 2015, we received over 37,000 individual lines of smelter data and refined this list down to 900.  We discovered numerous red flags in our supplier CMRTs and were able to analyze them in the framework of our Playbook and follow up accordingly, including instruction to engage more upstream suppliers and request information from them.  Our risk identification and assessment for this year’s filing had an auditable structure for the first time in our program’s history.  Nevertheless, we still plan to strengthen our risk assessment mechanisms as we continue to improve our compliance program.

C.            Responding to Identified Risks.

Cubic works with its direct suppliers and distributors to reach further upstream and engage those upstream companies in a more effective way — namely, to avoid the use of non-Conflict Free Smelters and move towards sourcing from Conflict Free Smelters only.  Cubic sometimes requires obsolete parts which limit our choice of suppliers; however, these parts are not currently being manufactured and any 3TG in them would therefore be considered outside of the supply chain.

During the reporting period, the Conflict Minerals team held weekly teleconferences to discuss outstanding issues, including red flags and the next steps to follow up on them.  In addition, are in the process of setting up a Supplier Compliance rating system to present to senior procurement management on a bi-annually for use during supplier review meetings.  This, in turn, will shape Cubic’s emerging policy and process on supplier remediation where unresponsive suppliers with unresolved red flags or other risks will be subject to training or face the loss of our business, which we plan to implement next year.

D.            Third Party Audits.

Due to Cubic’s position as a downstream manufacturer, Cubic does not have any direct relationships with smelters or refiners. To help support the third party audit work done by CFSI, Cubic became a member of CFSI in 2014 and remains a current member.  Cubic considers third party audits by the CFSI to be vital to the continued development of the mining industry in the Democratic Republic of the Congo and will continue to support CFSI audit initiatives.

E.            Annual Reporting on Supply Chain Diligence.

Cubic is committed to compliance with Rule 13p-1 not only as a legal requirement, but as a responsible business practice.  We strive for transparency in our supply chain and will present our diligence and risk findings annually, as well as provide details about our ongoing efforts on our website at http://www.cubic.com/About-Us/Corporate-Responsibility.   Cubic is also trying to improve the quality and nature of existing information about smelters, and so we have included our own research notes on each smelter within the CMRT we provide our own customers.

II.            Manufacturing and Product Information.

Cubic has not been able to ascertain with certainty the origin of the 3TG minerals necessary to the production of its products.  As nearly all of Cubic’s products lines depend on 3TG minerals, all of these product lines are similarly affected.  Cubic maintains manufacturing facilities in San Diego, California; Tijuana, Mexico; Tullahoma, Tennessee; Orlando, FL; Auckland, New Zealand; and Salfords, Redhill in the United Kingdom (“UK”).

Cubic’s facilities in San Diego, Tijuana, Orlando, and Auckland are dedicated to manufacturing processes for Cubic’s defense-related businesses.  The Tijuana facility supports manufacturing for both the defense and the transportation business.  These four facilities manufacture systems and components for its air, ground, and virtual training systems, data links, and personnel locator systems.  Tijuana also manufactures hardware and cabling to support Cubic’s transportation business’s point-of-sale and farebox devices.

Cubic’s facility in Tullahoma is the primary manufacturing location for Cubic Transportation Systems.  The Tullahoma facility manufactures Cubic’s point-of-sale and farebox devices, driver control units, gates, ticket validators, vending devices, back office encoders, and depot computers.

Cubic’s facility in the UK performs light manufacturing work, such as installing upgrades or repairing equipment.

III.           Cubic’s Supply Chain/Countries of Origin Identified.

Cubic’s diligence process revealed that many of its responding suppliers provide Cubic with products which are sourced from recycled and scrap, as well as from conflict-free smelters.  Cubic has been presented with 37,862 names of smelters and refiners, necessitating a manual review for duplicate entities using different trade names.  Our access to the PSN together with Cubic’s newly established Procurement Administration function simplified the data work needed to cull those smelter entries, but still produced a list of over 900 smelters and refiners.  However, we were encouraged by the high representation of conflict-free smelters in our supplier CMRTs.

Cubic’s current process identified the following CFSI conflict-free or LBMA-certified smelters (LBMA has added a materials traceability element to their certification process which meets the requirements of the CFSI Conflict Minerals Audit Program).

Gold

Aida Chemical Industries Co. Ltd.  -  JAPAN  -  CID000019

Allgemeine Gold-und Silberscheideanstalt A.G.  -  GERMANY  -  CID000035

Almalyk Mining and Metallurgical Complex (AMMC)  -  UZBEKISTAN  -  CID000041

AngloGold Ashanti Córrego do Sítio Mineração  -  BRAZIL  -  CID000058

Argor-Heraeus SA  -  SWITZERLAND  -  CID000077

Asahi Pretec Corporation  -  JAPAN  -  CID000082

Asahi Refining Canada Limited  -  CANADA  -  CID000924

Asahi Refining USA Inc.  -  UNITED STATES  -  CID000920

Asaka Riken Co., Ltd.  -  JAPAN  -  CID000090

Atasay Kuyumculuk Sanayi Ve Ticaret A.S.  -  TURKEY  -  CID000103

Aurubis AG  -  GERMANY  -  CID000113

Bangko Sentral ng Pilipinas (Central Bank of the Philippines)  -  PHILIPPINES  -  CID000128

Boliden AB  -  SWEDEN  -  CID000157

C. Hafner GmbH + Co. KG  -  GERMANY  -  CID000176

CCR Refinery - Glencore Canada Corporation  -  CANADA  -  CID000185

Chimet S.p.A.  -  ITALY  -  CID000233

DODUCO GmbH  -  GERMANY  -  CID000362

Dowa  -  JAPAN  -  CID000401

Eco-System Recycling Co., Ltd.  -  JAPAN  -  CID000425

Elemetal Refining, LLC  -  UNITED STATES  -  CID001322

Emirates Gold DMCC  -  UNITED ARAB EMIRATES  -  CID002561

Great Wall Precious Metals Co., Ltd. of CBPM  -  CHINA  -  CID001909

Heimerle & Meule GMBH  -  GERMANY  -  CID000694

Heraeus Ltd. Hong Kong  -  HONG KONG  -  CID000707

Heraeus Precious Metals GmbH & Co. KG  -  GERMANY  -  CID000711

Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited  -  CHINA  -  CID000801

Ishifuku Metal Industry Co., Ltd.  -  JAPAN  -  CID000807

Istanbul Gold Refinery  -  TURKEY  -  CID000814

Japan Mint  -  JAPAN  -  CID000823

Jiangxi Copper Company Limited  -  CHINA  -  CID000855

JSC Ekaterinburg Non-Ferrous Metal Processing Plant  -  RUSSIAN FEDERATION  -  CID000927

JSC Uralelectromed  -  RUSSIAN FEDERATION  -  CID000929

JX Nippon Mining & Metals Co., Ltd.  -  JAPAN  -  CID000937

Kazzinc  -  KAZAKHSTAN  -  CID000957

Kennecott Utah Copper LLC  -  UNITED STATES  -  CID000969

Kojima Chemicals Co., Ltd  -  JAPAN  -  CID000981

Kyrgyzaltyn JSC  -  KYRGYZSTAN  -  CID001029

LS-NIKKO Copper Inc.  -  KOREA, REPUBLIC OF  -  CID001078

Materion  -  UNITED STATES  -  CID001113

Matsuda Sangyo Co. Ltd  -  JAPAN  -  CID001119

Metalor Technologies (Hong Kong) Ltd  -  HONG KONG  -  CID001149

Metalor Technologies (Singapore) Pte., Ltd.  -  SINGAPORE  -  CID001152

Metalor Technologies SA  -  SWITZERLAND  -  CID001153

Metalor USA Refining Corporation  -  UNITED STATES  -  CID001157

Metalúrgica Met-Mex Peñoles, S.A. de C.V  -  MEXICO  -  CID001161

Mitsubishi Materials Corporation  -  JAPAN  -  CID001188

Mitsui Mining and Smelting Co., Ltd.  -  JAPAN  -  CID001193

MMTC-PAMP India Pvt., Ltd.  -  INDIA  -  CID002509

Moscow Special Alloys Processing Plant  -  RUSSIAN FEDERATION  -  CID001204

Nadir Metal Rafineri San. Ve Tic. A.Ş.  -  TURKEY  -  CID001220

Navoi Mining and Metallurgical Combinat  -  UZBEKISTAN  -  CID001236

Nihon Material Co., Ltd.  -  JAPAN  -  CID001259

Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH  -  AUSTRIA  -  CID002779

Ohura Precious Metal Industry Co., Ltd  -  JAPAN  -  CID001325

OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)  -  RUSSIAN FEDERATION  -  CID001326

OJSC Novosibirsk Refinery  -  RUSSIAN FEDERATION  -  CID000493

PAMP SA  -  SWITZERLAND  -  CID001352

Prioksky Plant of Non-Ferrous Metals  -  RUSSIAN FEDERATION  -  CID001386

PT Aneka Tambang (Persero) Tbk  -  INDONESIA  -  CID001397

PX Précinox SA  -  SWITZERLAND  -  CID001498

Rand Refinery (Pty) Ltd  -  SOUTH AFRICA  -  CID001512

Republic Metals Corporation  -  UNITED STATES  -  CID002510

Royal Canadian Mint  -  CANADA  -  CID001534

Schone Edelmetaal B.V.  -  NETHERLANDS  -  CID001573

SEMPSA Joyería Platería SA  -  SPAIN  -  CID001585

Shandong Zhaojin Gold & Silver Refinery Co., Ltd.  -  CHINA  -  CID001622

Sichuan Tianze Precious Metals Co., Ltd.  -  CHINA  -  CID001736

Singway Technology Co., Ltd.  -  TAIWAN  -  CID002516

SOE Shyolkovsky Factory of Secondary Precious Metals  -  RUSSIAN FEDERATION  -  CID001756

Solar Applied Materials Technology Corp.  -  TAIWAN  -  CID001761

Sumitomo Metal Mining Co., Ltd.  -  JAPAN  -  CID001798

T.C.A S.p.A  -  ITALY  -  CID002580

Tanaka Precious Metals Industry Co., Ltd.  -  JAPAN  -  CID001875

The Refinery of Shandong Gold Mining Co., Ltd.  -  CHINA  -  CID001916

Tokuriki Honten Co., Ltd.  -  JAPAN  -  CID001938

Umicore Brasil Ltda.  -  BRAZIL  -  CID001977

Umicore Precious Metals Thailand  -  THAILAND  -  CID002314

Umicore SA Business Unit Precious Metals Refining  -  BELGIUM  -  CID001980

United Precious Metal Refining, Inc.  -  UNITED STATES  -  CID001993

Valcambi SA  -  SWITZERLAND  -  CID002003

Western Australian Mint trading as The Perth Mint  -  AUSTRALIA  -  CID002030

Yamamoto Precious Metal Co., Ltd.  -  JAPAN  -  CID002100

Yokohama Metal Co., Ltd.  -  JAPAN  -  CID002129

Zhongyuan Gold Smelter of Zhongjin Gold Corporation  -  CHINA  -  CID002224

Zijin Mining Group Co., Ltd. Gold Refinery  -  CHINA  -  CID002243

Countries of origin which appeared in Cubic’s diligence efforts for gold are Australia, Argentina, Bolivia, Belgium, Bermuda, Brazil, Canada, Chile, China, Covered Countries, Côte d’Ivoire (the Ivory Coast), Germany, Hong Kong, Indonesia, Italy, Japan, Kazakhstan, Korea, Mexico, Mozambique, Peru, Philippines, Portugal, Russia, Siberia, South Africa, Spain, Switzerland, Thailand, United States, and Uzbekistan.  Based on the nature of the sourcing, Cubic does not have reason to believe that any of the non-CFS certified refiners identified in its process are funding conflict in the DRC, but cannot make this conclusion with certainty.

Tantalum

Changsha South Tantalum Niobium Co., Ltd.  -  CHINA  -  CID000211

Conghua Tantalum and Niobium Smeltry  -  CHINA  -  CID000291

D Block Metals, LLC  -  UNITED STATES  -  CID002504

Duoluoshan  -  CHINA  -  CID000410

Exotech Inc.  -  UNITED STATES  -  CID000456

F&X Electro-Materials Ltd.  -  CHINA  -  CID000460

FIR Metals & Resource Ltd.  -  CHINA  -  CID002505

Global Advanced Metals Aizu  -  JAPAN  -  CID002558

Global Advanced Metals Boyertown  -  UNITED STATES  -  CID002557

Guangdong Zhiyuan New Material Co., Ltd.  -  CHINA  -  CID000616

H.C. Starck Co., Ltd.  -  THAILAND  -  CID002544

H.C. Starck GmbH Goslar  -  GERMANY  -  CID002545

H.C. Starck GmbH Laufenburg  -  GERMANY  -  CID002546

H.C. Starck Hermsdorf GmbH  -  GERMANY  -  CID002547

H.C. Starck Inc.  -  UNITED STATES  -  CID002548

H.C. Starck Ltd.  -  JAPAN  -  CID002549

H.C. Starck Smelting GmbH & Co.KG  -  GERMANY  -  CID002550

Hengyang King Xing Lifeng New Materials Co., Ltd.  -  CHINA  -  CID002492

Hi-Temp Specialty Metals, Inc.  -  UNITED STATES  -  CID000731

Jiangxi Dinghai Tantalum & Niobium Co., Ltd.  -  CHINA  -  CID002512

Jiangxi Tuohong New Raw Material  -  CHINA  -  CID002842

JiuJiang JinXin Nonferrous Metals Co., Ltd.  -  CHINA  -  CID000914

Jiujiang Tanbre Co., Ltd.  -  CHINA  -  CID000917

Jiujiang Zhongao Tantalum & Niobium Co., Ltd.  -  CHINA  -  CID002506

KEMET Blue Metals  -  MEXICO  -  CID002539

KEMET Blue Powder  -  UNITED STATES  -  CID002568

King-Tan Tantalum Industry Ltd  -  CHINA  -  CID000973

LSM Brasil S.A.  -  BRAZIL  -  CID001076

Metallurgical Products India Pvt., Ltd.  -  INDIA  -  CID001163

Mineração Taboca S.A  -  BRAZIL  -  CID001175

Mitsui Mining & Smelting  -  JAPAN  -  CID001192

Molycorp Silmet A.S.  -  ESTONIA  -  CID001200

Ningxia Orient Tantalum Industry Co., Ltd.  -  CHINA  -  CID001277

Plansee SE  -  AUSTRIA

Plansee SE Liezen  -  AUSTRIA  -  CID002540

Plansee SE Reutte  -  AUSTRIA  -  CID002556

QuantumClean  -  UNITED STATES  -  CID001508

Resind Indústria e Comércio Ltda.  -  BRAZIL  -  CID002707

RFH Tantalum Smeltry Co., Ltd.  -  CHINA  -  CID001522

Solikamsk Magnesium Works OAO  -  RUSSIAN FEDERATION  -  CID001769

Taki Chemicals  -  JAPAN  -  CID001869

Telex Metals  -  UNITED STATES  -  CID001891

Tranzact, Inc.  -  UNITED STATES  -  CID002571

Ulba Metallurgical Plant JSC  -  KAZAKHSTAN  -  CID001969

XinXing HaoRong Electronic Material Co., Ltd.  -  CHINA  -  CID002508

Yichun Jin Yang Rare Metal Co., Ltd  -  CHINA  -  CID002307

Zhuzhou Cemented Carbide  -  CHINA  -  CID002232

Countries of origin which appeared in Cubic’s diligence efforts for tantalum are Australia, Austria, Burundi, Belarus, Brazil, Canada, China, DRC, Ethiopia, Estonia, Germany, India, Indonesia, Japan, Kazakhstan, Mozambique, Namibia, Nigeria, Peru, Russia, Rwanda, Sierra Leone, Thailand, USA, United Kingdom, and Zimbabwe. Based on the nature of the sourcing, Cubic does not have reason to believe that any of the non-CFS certified smelters identified in its process are funding conflict in the DRC, but cannot make this conclusion with certainty.

Tin

Alpha  -  UNITED STATES  -  CID000292

China tin Group Co., Ltd.  -  CHINA  -  CID001070

Cooperativa Metalurgica de Rondônia Ltda.  -  BRAZIL  -  CID000295

CV Ayi Jaya  -  INDONESIA  -  CID002570

CV Gita Pesona  -  INDONESIA  -  CID000306

CV Serumpun Sebalai  -  INDONESIA  -  CID000313

CV United Smelting  -  INDONESIA  -  CID000315

CV Venus Inti Perkasa  -  INDONESIA  -  CID002455

Dowa Metals & Mining Co. Ltd  -  JAPAN  -  CID000402

Elmet S.L.U. (Metallo Group)  -  SPAIN  -  CID002774

EM Vinto  -  BOLIVIA  -  CID000438

Fenix Metals  -  POLAND  -  CID000468

Gejiu Non-Ferrous Metal Processing Co., Ltd.  -  CHINA  -  CID000538

Jiangxi Ketai Advanced Material Co., Ltd.  -  CHINA  -  CID000244

Magnu’s Minerais Metais e Ligas Ltda.  -  BRAZIL  -  CID002468

Malaysia Smelting Corporation (MSC)  -  MALAYSIA  -  CID001105

Melt Metais e Ligas S/A  -  BRAZIL  -  CID002500

Metallic Resources, Inc.  -  UNITED STATES  -  CID001142

Metallo-Chimique N.V.  -  BELGIUM  -  CID002773

Mineração Taboca S.A.  -  BRAZIL  -  CID001173

Minsur  -  PERU  -  CID001182

Mitsubishi Materials Corporation  -  JAPAN  -  CID001191

O.M. Manufacturing (Thailand) Co., Ltd.  -  THAILAND  -  CID001314

O.M. Manufacturing Phils. Inc  -  PHILIPPINES  -  CID002517

Operaciones Metalúrgicas S.A.  -  BOLIVIA  -  CID001337

PT Aries Kencana Sejahtera  -  INDONESIA  -  CID000309

PT Artha Cipta Langgeng  -  INDONESIA  -  CID001399

PT ATD Makmur Mandiri Jaya  -  INDONESIA  -  CID002503

PT Babel Inti Perkasa  -  INDONESIA  -  CID001402

PT Bangka Prima Tin  -  INDONESIA  -  CID002776

PT Bangka Tin Industry  -  INDONESIA  -  CID001419

PT Belitung Industri Sejahtera  -  INDONESIA  -  CID001421

PT BilliTin Makmur Lestari  -  INDONESIA  -  CID001424

PT Bukit Timah  -  INDONESIA  -  CID001428

PT Cipta Persada Mulia  -  INDONESIA  -  CID002696

PT DS Jaya Abadi  -  INDONESIA  -  CID001434

PT Eunindo Usaha Mandiri  -  INDONESIA  -  CID001438

PT Inti Stania Prima  -  INDONESIA  -  CID002530

PT Justindo  -  INDONESIA  -  CID000307

PT Mitra Stania Prima  -  INDONESIA  -  CID001453

PT Panca Mega Persada  -  INDONESIA  -  CID001457

PT Prima Timah Utama  -  INDONESIA  -  CID001458

PT Refined Bangka Tin  -  INDONESIA  -  CID001460

PT Sariwiguna Binasentosa  -  INDONESIA  -  CID001463

PT Stanindo Inti Perkasa  -  INDONESIA  -  CID001468

PT Sukses Inti Makmur  -  INDONESIA  -  CID002816

PT Sumber Jaya Indah  -  INDONESIA  -  CID001471

PT Timah (Persero) Tbk Kundur  -  INDONESIA  -  CID001477

PT Timah (Persero) Tbk Mentok  -  INDONESIA  -  CID001482

PT Tinindo Inter Nusa  -  INDONESIA  -  CID001490

PT Tommy Utama  -  INDONESIA  -  CID001493

PT Wahana Perkit Jaya  -  INDONESIA  -  CID002479

Resind Indústria e Comércio Ltda.  -  BRAZIL  -  CID002706

Rui Da Hung  -  TAIWAN  -  CID001539

Soft Metais Ltda.  -  BRAZIL  -  CID001758

Thaisarco  -  THAILAND  -  CID001898

VQB Mineral and Trading Group JSC  -  VIETNAM  -  CID002015

White Solder Metalurgia e Mineração Ltda.  -  BRAZIL  -  CID002036

Yunnan Tin Group (Holding) Company Limited  -  CHINA  -  CID002180

Countries of origin which appeared in Cubic’s diligence efforts for tin are Argentina, Bolivia, Brazil, Canada, Chile, China, DRC, Germany, Indonesia, Japan, Malaysia, Papua New Guinea, Philippines, Poland, Peru, Rwanda, Russia, Taiwan, Thailand, USA.  Based on the nature of the sourcing, Cubic does not have reason to believe that any of the non-CFS certified smelters identified in its process are funding conflict in the DRC, but cannot make this conclusion with certainty.

Tungsten (+ indicates TI-CMC Membership; members sign a statement that they will receive CFSI certification within 2 years)

A.L.M.T. TUNGSTEN Corp.  -  JAPAN  -  CID000004

Asia Tungsten Products Vietnam Ltd.  -  VIETNAM  -  CID002502

Chenzhou Diamond Tungsten Products Co., Ltd.  -  CHINA  -  CID002513

Chongyi Zhangyuan Tungsten Co., Ltd.  -  CHINA  -  CID000258

Dayu Jincheng Tungsten Industry Co., Ltd.  -  CHINA  -  CID002518+

Dayu Weiliang Tungsten Co., Ltd.  -  CHINA  -  CID000345+

Fujian Jinxin Tungsten Co., Ltd.  -  CHINA  -  CID000499

Ganzhou Huaxing Tungsten Products Co., Ltd.  -  CHINA  -  CID000875

Ganzhou Jiangwu Ferrotungsten Co., Ltd.  -  CHINA  -  CID002315

Ganzhou Non-ferrous Metals Smelting Co., Ltd.  -  CHINA  -  CID000868+

Ganzhou Seadragon W & Mo Co., Ltd.  -  CHINA  -  CID002494

Ganzhou Yatai Tungsten Co., Ltd.  -  CHINA  -  CID002536

Global Tungsten & Powders Corp.  -  UNITED STATES  -  CID000568

Guangdong Xianglu Tungsten Co., Ltd.  -  CHINA  -  CID000218

H.C. Starck GmbH  -  GERMANY  -  CID002541

H.C. Starck Smelting GmbH & Co.KG  -  GERMANY  -  CID002542

H.C. Starck Tungsten Products Co., Ltd. Jiangwu  -  CHINA  -  CID002551+

Hunan Chenzhou Mining Co., Ltd.  -  CHINA  -  CID000766

Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji  -  CHINA  -  CID002579

Hunan Chunchang Nonferrous Metals Co., Ltd.  -  CHINA  -  CID000769

Hydrometallurg, JSC  -  RUSSIAN FEDERATION  -  CID002649

Japan New Metals Co Ltd  -  JAPAN  -  CID000825

Jiangxi Gan Bei Tungsten Co., Ltd.  -  CHINA  -  CID002321

Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.  -  CHINA  -  CID002318+

Jiangxi Xinsheng Tungsten Industry Co., Ltd.  -  CHINA  -  CID002317+

Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.  -  CHINA  -  CID002535

Jiangxi Yaosheng Tungsten Co., Ltd.  -  CHINA  -  CID002316+

Kennametal Fallon  -  UNITED STATES  -  CID000966+

Kennametal Huntsville  -  UNITED STATES  -  CID000105

Malipo Haiyu Tungsten Co., Ltd.  -  CHINA  -  CID002319

Niagara Refining LLC  -  UNITED STATES  -  CID002589

Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC  -  VIETNAM  -  CID002543

Pobedit, JSC  -  RUSSIAN FEDERATION  -  CID002532+

South-East Nonferrous Metal Company Limited of Hengyang City  -  CHINA  -  CID002815+

Tejing (Vietnam) Tungsten Co., Ltd.  -  VIET NAM  -  CID001889

Vietnam Youngsun Tungsten Industry Co., Ltd  -  VIETNAM  -  CID002011

Wolfram Bergbau und Hütten AG  -  AUSTRIA  -  CID002044

Xiamen Tungsten (H.C.) Co., Ltd.  -  CHINA  -  CID002320

Xiamen Tungsten Co Ltd  -  CHINA  -  CID002082

Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.  -  CHINA  -  CID002830+

Xinhai Rendan Shaoguan Tungsten Co., Ltd.  -  CHINA  -  CID002095

XTC,XTC Haicang,XTC H.C.  -  CHINA  -  CID002320

Countries of origin which appeared in Cubic’s diligence efforts for tungsten are Australia, Bolivia, Canada, China, Columbia, Nigeria, Peru, Portugal, Russia, Rwanda, South America, Spain, Thailand, USA, and Vietnam. Based on the nature of the sourcing, Cubic does not have reason to believe that any of the non-CFS certified smelters identified in its process are funding armed conflict in the DRC, but cannot make this conclusion with certainty.